EXHIBIT 5.1

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February 25, 2011
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716
          Re: Registration Statement on Form S-8
Gentlemen:
     We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Jabil Circuit, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an aggregate of 6,000,000 shares (the “Shares”) of the authorized common stock, par value $0.001 per share, of the Company being offered to certain employees of the Company pursuant to the Jabil Circuit, Inc. 2011 Employee Stock Purchase Plan (the “Plan”).
     In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date and currently in effect, (iii) the Bylaws of the Company, as amended to date and currently in effect, (iv) the Plan, (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement, and (vi) certain resolutions adopted in connection with the Company’s annual meeting of stockholders. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.
     In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (v) that each transaction complies with all tests of good faith, fairness and conscionability required by law.
     Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued and fully paid and non-assessable.

Jabil Circuit, Inc.
February 25, 2011

     This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,
/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP